Exhibit 10.1
STANDARD BIOTOOLS INC.
2023 CHANGE OF CONTROL AND SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION
Adopted August 4, 2023
1.Introduction. The purpose of this Standard BioTools Inc. 2023 Change of Control and Severance Plan, or Plan (as defined in Section 2 below), is to provide assurances of specified benefits to certain employees of the Company whose employment is subject to being involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described herein. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan. This Plan is a replacement for that certain Fluidigm Corporation Change of Control and Severance Plan and Summary Plan Description adopted by the Compensation Committee of Fluidigm Corporation on August 4, 2020 (the “Prior Plan”). The Prior Plan expires according to its terms and will not be renewed. By becoming a Participant under this Plan (and immediately upon execution of the Participation Agreement), the Participant expressly acknowledges that Participant will cease being a participant under or entitled to any benefits under the Prior Plan
2.Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:
2.1.“Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 12, but only to the extent of such delegation.
2.2.“Board” means the Board of Directors of the Company.
2.3.“Cause” exists upon (i) a Participant’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (ii) a Participant’s (a) engagement in material dishonesty, willful misconduct, or gross negligence—in each case in connection with the Participant’s position at the Company; (b) breach of any confidentiality, invention assignment, non-disclosure, or non-solicitation agreement entered into between the Company and the Participant; (c) material violation of a written Company policy or procedure that has been provided to the Participant, which violation causes substantial injury to the Company; or (d) willful refusal to perform the Participant’s assigned duties to the Company, following written notice of such refusal by the Company and a period of fifteen (15) days to cure the same and the Participant’s failure to cure during such time period. No act or omission shall be considered “willful” if such act or omission was done, or not done, in the reasonable, good-faith belief that such act or omission was in the best interests of the Company or upon the advice of counsel to the Company.

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2.4.“Change of Control” means the occurrence of any of the following events:
2.4.1.Change in Ownership of the Company. A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company in substantially the same proportions as their ownership of the Company’s voting stock immediately prior to the change in ownership, such event shall not be considered a Change in Control under this subsection. For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities that own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities.
2.4.2.Change in Effective Control of the Company. A change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twenty-four (24) month period with individuals whose appointment or election to the Board is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
2.4.3.Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets that occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection 2.4.3, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (a) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (b) a transfer of assets by the Company to (i) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (ii) an entity as to which fifty percent (50%) or more of the total value or voting power is owned, directly or indirectly, by the Company; (iii) a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (iv) an entity as to which at least fifty percent (50%) of the total value or voting power is owned, directly or indirectly, by a Person described in 2.4.3(b)(iii). For purposes of this subsection 2.4.3, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

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For purposes of this Section 2.4, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding any of the foregoing, however, in any circumstance or transaction in which compensation or benefits paid under this Plan would result in imposition of an additional tax under Section 409A of the Code (as defined below) if the foregoing definition of “Change of Control” were to apply, but would not result in the imposition of any additional tax if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change of Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
2.5.“Change of Control Period” means the time period beginning three (3) months prior to a Change of Control (or three months prior to signing of a definitive agreement to consummate a Change of Control if the Company enters into such an agreement) and ending on the date that is twelve (12) months following the Change of Control.
2.6.“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.7.“Company” means Standard BioTools Inc. and any successor that assumes the obligations of the Company under the Plan by way of merger, acquisition, consolidation or other transaction.
2.8.“Disability” means that Participant has been unable to perform his or her Company duties as the result of Participant’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Participant or Participant’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate Participant’s employment. In the event that Participant resumes the performance of substantially all of his or her duties hereunder before the termination of employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.
2.9.“Effective Date” means August 4, 2023, which is the date the Plan was deemed effective by the Compensation Committee of the Board.

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2.10.“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
2.11.“Equity Awards” means a Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units, and any other Company equity compensation awards.
2.12.“Good Reason” has the meaning set forth in the Participant’s Participation Agreement.
2.13.“Involuntary Termination” means a Non-COC Involuntary Termination or a COC Involuntary Termination, in each case, under the circumstances described in Section 4 or Section 5, as applicable.
2.14.“Participant” means an employee of the Company or of any parent or subsidiary of the Company who (a) has been designated by the Administrator to participate in the Plan and (b) has timely and properly executed and delivered a Participation Agreement to the Company.
2.15.“Participation Agreement” means the individual agreement (as will be provided in separate cover as Appendix A) provided by the Administrator to a Participant under the Plan, which has been signed and accepted by the Participant.
2.16.“Plan” means the Standard BioTools Inc. 2023 Change of Control and Severance Plan as set forth in this document and as hereafter amended from time to time.
2.17.“Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder.
2.18.“Section 409A Limit” means two (2) times the lesser of: (i) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the taxable year preceding the taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.
2.19.“Severance Benefits” means the compensation and other benefits that the Participant will be provided in the circumstances described in Section 4 or Section 5 of the Plan, as applicable.
3.Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Plan, as described in Section 4 or Section 5, as applicable, only if he or she experiences an Involuntary Termination.
4.Involuntary Termination Outside the Change of Control Period. If, outside of the Change of Control Period, the Company (or any parent or subsidiary of the Company) terminates the Participant’s employment for a reason other than for Cause, the Participant’s death or Disability (a “Non-COC Involuntary Termination”), subject to the Participant’s compliance with Section 7, the Participant will receive the following Severance Benefits:

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4.1.Cash Severance Benefits. Continued payments of cash severance for the period set forth in the Participant’s Participation Agreement;
4.2.Continued Medical Benefits. If the Participant and any spouse and/or other dependents of the Participant (“Family Members”) have coverage on the date of the Participant’s Involuntary Termination under a group health plan sponsored by the Company, the Company will pay on behalf of Participant the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the period of time following the Participant’s employment termination, as set forth in the Participant’s Participation Agreement, provided that the Participant validly elects and is eligible to continue coverage under COBRA for the Participant and any such Family Members; and
4.3.Outplacement Services. Reasonable outplacement services in accordance with any applicable Company policy in effect as of the Participant’s Non-COC Involuntary Termination (or if no such policy is in effect, as determined by the Company, in its sole discretion).
5.Involuntary Termination During the Change of Control Period. If, during the Change of Control Period, (i) a Participant terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates the Participant’s employment for a reason other than Cause or the Participant’s death or Disability (a “COC Involuntary Termination”), then, in each case, subject to the Participant’s compliance with Section 7, the Participant will receive the following Severance Benefits:
5.1.Cash Severance Benefits. A lump-sum payment of cash severance and/or bonus equal to the amount set forth in the Participant’s Participation Agreement;
5.2.Equity Award Vesting Acceleration Benefit. The Participant’s Equity Awards will accelerate and vest to the amount set forth in the Participant’s Participation Agreement, as applicable;
5.3.Continued Medical Benefits. If the Participant, and any Family Member(s) has/have coverage on the date of the Participant’s Involuntary Termination under a group health plan sponsored by the Company, the Company will pay on behalf of Participant the total applicable premium cost for continued group health plan coverage under the COBRA during the period of time following the Participant’s employment termination, as set forth in the Participant’s Participation Agreement, provided that the Participant validly elects and is eligible to continue coverage under COBRA for the Participant and his or her Family Members; and
5.4.Outplacement Services. Reasonable outplacement services in accordance with any applicable Company policy in effect as of the Participant’s COC Involuntary Termination (or if no such policy is in effect, as determined by the Company, in its sole discretion); provided, however, that such outplacement services shall be in no case less than the outplacement services provided under any applicable Company policy in effect immediately prior to the applicable Change of Control.

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6.Limitation on Payments. In the event that the severance and other benefits provided for in this Plan or otherwise (“280G Payments”) payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then the 280G Payments will be either:
6.1.delivered in full, or
6.2.delivered as to such lesser extent as would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (a) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (b) a pro rata reduction of (i) cash payments that are subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A; (c) a pro rata reduction of (i) employee benefits that are subject to Section 409A as deferred compensation and (ii) employee benefits not subject to Section 409A; and (d) a pro rata cancellation of (i) accelerated vesting equity awards that are subject to Section 409A as deferred compensation and (ii) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s equity awards. Notwithstanding the foregoing, to the extent the Company submits any payment or benefit payable to the Participant under this Plan or otherwise to the Company’s stockholders for approval in accordance with Treasury Regulation Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by the Participant and in the order prescribed by this Section 6.
Unless the Participant and the Company otherwise agree in writing, any determination required under this Section 6 will be made in writing by the Company’s independent public accountants immediately prior to the Change of Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon the Participant and the Company. For purposes of making the calculations required by this Section 6 the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 6.

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7.Conditions to Receipt of Severance.
7.1.Release Agreement. As a condition to receiving the Severance Benefits under this Plan, each Participant will be required to sign and not revoke a separation and release of claims agreement in substantially the form attached this Plan as Appendix B (the “Release”). In all cases, the Release must become effective and irrevocable no later than the 60th day following the Participant’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.
7.2.Other Requirements. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the provisions of this Section 7 and the terms of any confidentiality, proprietary information and inventions agreement and such other appropriate agreement between the Participant and the Company. Severance Benefits under this Plan will terminate immediately for a Participant if the Participant, at any time, violates any such agreement and/or the provisions of this Section 7.
8.Timing of Severance Benefits. Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 10, the Severance Benefits will be paid (or in the case of Severance Benefits scheduled to be paid installments, will commence) on the first Company payroll date following the Release Deadline Date (such payment date, the “Severance Start Date”), and any severance payments or benefits otherwise payable to the Participant during the period immediately following the Participant’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Participant on the Severance Start Date, with any remaining payments to be made as provided in this Plan.
9.Exclusive Benefit. The benefits provided under this Plan shall be the exclusive benefit for a Participant related to termination of employment and/or change in control and shall supersede and replace any severance and/or change in control benefits set forth in any offer letter, employment agreement and/or severance agreement, including without limitation the Prior Plan. For the avoidance of doubt, if a Participant was otherwise eligible to participate in any other Company severance plan (whether or not subject to ERISA), then participation in this Plan will supersede and replace eligibility in such other plan.
10.Section 409A.
10.1.Notwithstanding anything to the contrary in this Plan, no severance payments or benefits to be paid or provided to a Participant, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to a Participant, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A 1(b)(9) will be payable until the Participant has a “separation from service” within the meaning of Section 409A.

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10.2.It is intended that none of the severance payments or benefits under this Plan will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 10.3 below or resulting from an involuntary separation from service as described in Section 10.4 below. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.
10.3.Notwithstanding anything to the contrary in this Plan or in any Participation Agreement, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Participant’s separation from service, will become payable on the date six (6) months and one (1) day following the date of the Participant’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s separation from service, but before the six-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
10.4.Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 10 above.
10.5.Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of Section 10 above.
10.6.The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 12 and 15, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of benefits under the Plan or imposition of any additional tax. In no event will the Company reimburse a Participant for any taxes that may be imposed on the Participant as result of Section 409A.
11.Withholdings. The Company will withhold from any payments or benefits under the Plan all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

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12.Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in its sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.
13.Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 12, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.
14.Term. This Plan will have a term of three years commencing on the Effective Date for the CEO and ELT level positions and expiring on the third anniversary of the Effective Date (the “Initial Term”) and shall, thereafter, automatically renew for successive one-year periods (each a “Renewal Term” and, collectively with the Initial Term, the “Term”) unless, upon the decision of the Administrator, the Company notifies the Participants who remain eligible for benefits under this Plan of the Plan’s nonrenewal at least twelve (12) months prior to the commencement of such Renewal Term, in which case such Renewal Term will be canceled and the Plan will expire on the anniversary of Initial Term or the relevant Renewal Term, as applicable. VP level participants will have a term of one year commencing on the Effective Date and will expire unless explicitly renewed by the Compensation Committee of the Board. If a Change of Control occurs, the Term will extend automatically through the date that is twelve (12) months following the effective date of the Change of Control. If a Participant becomes entitled to benefits during the Term, the Plan will not terminate with respect to such Participant until all of the obligations of the Company and such Participant with respect to this Plan have been satisfied.
15.Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Participant and without regard to the effect of the amendment or termination on any Participant or on any other individual. Any amendment or termination of the Plan will be in writing. In addition, notwithstanding the preceding, during the Term, the Company may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Participant from becoming eligible for the Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits payable,
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or potentially payable, to a Participant under the Plan (including, without limitation, imposing additional conditions). Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.
16.Claims and Appeals.
16.1.Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
16.2.Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
17.Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan.
18.Source of Payments. All payments under the Plan will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

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19.Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
20.No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Participant may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.
21.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
22.Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).
23.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
24.Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
25.Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.
26.Additional Information.
Plan Name:    Standard BioTools Inc. 2023 Change of Control and Severance Plan
Plan Sponsor:    Standard BioTools Inc.
c/o General Counsel
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STANDARD BIOTOOLS INC. 2023 CHANGE OF CONTROL AND
SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION
2 Tower Place, Suite 2000
South San Francisco, CA 94080
Identification Numbers:    EIN: 77-0513190
PLAN: 502
Plan Year:    Company’s fiscal year
Plan Administrator:    Standard BioTools Inc.
Attention: Administrator of the Standard BioTools Inc. 2020 Change of Control and Severance Plan
2 Tower Place, Suite 2000
South San Francisco, CA 94080
650-266-6000
Agent for Service of
Legal Process:    Standard BioTools Inc.
    Attention: General Counsel
2020 Change of Control and Severance Plan
2 Tower Place, Suite 2000
South San Francisco, CA 94080
650-266-6000
    Service of process also may be made upon the Administrator.
Type of Plan:    Severance Plan/Employee Welfare Benefit Plan
Plan Costs:    The cost of the Plan is paid by the Employer.
27.Statement of ERISA Rights.
As a Participant under the Plan, you have certain rights and protections under ERISA:
•You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.
•You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for payments or benefits under the Plan is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 16 above.)

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STANDARD BIOTOOLS INC. 2023 CHANGE OF CONTROL AND
SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION
Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.
In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.
If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
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